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Amended and Restated Pricing Supplement dated                     Rule 424(b)(5)
January 19, 1996 (To Prospectus dated November 6, 1995         File No. 33-63311
and Prospectus Supplement dated November 17, 1995)
This pricing supplement amends and restates the pricing supplement originally filed on January 11, 1996 with respect to these Notes.

                           MCN Investment Corporation
                          Medium-Term Notes, Series A
                                Fixed Rate Notes
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Principal Amount:    $60,000,000                 Interest Rate: 6.32%
Agent's Discount or Commission: 0.600 %          Stated Maturity:  02-01-03
Net Proceeds to Issuer:   $59,640,000            Original Issue Date:  01-17-96
                                                 CUSIP:  55268KAC0
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INTEREST PAYMENT DATES:    February 1 and August 1

REGULAR RECORD DATES: January 15 next preceding a February 1 Interest Payment
                      Date or July 15 next preceding an August 1 Interest Payment Date

REDEMPTION:
[X]  The Notes cannot be redeemed prior to Stated Maturity
[ ]  The Notes may be redeemed prior to Stated Maturity
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the principal amount.

OPTIONAL REPAYMENT:
[X]  The Notes cannot be repaid prior to Stated Maturity
[ ]  The Notes can be repaid prior to Stated Maturity at the option of the holder of the Notes.
     Optional Repayment Dates:
     Repayment Price: _____%

ORIGINAL ISSUES DISCOUNT:  [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

FORM:   [X] Book-Entry  [ ] Certificated

AGENT(S): [X] Merrill Lynch & Co.                  Amount Placed: $ 18,000,000
          [X] Smith Barney Inc.                    Amount Placed:   15,000,000
          [X] Donaldson, Lufkin & Jenrette
              Securities Corporation               Amount Placed:   15,000,000
          [X] First Chicago Capital Markets, Inc.  Amount Placed:   12,000,000*
          [ ] Other______________________          Amount Placed: ____________


AGENT ACTING IN THE CAPACITY AS INDICATED BELOW:
        [X] Agent*   [X] Principal*
        *First Chicago Capital Markets, Inc. placed $10,000,000 of the Notes as principal and $2,000,000 acting in its capacity as Agent.

IF AS PRINCIPAL:
        [X] The Notes purchased by First Chicago Capital Markets, Inc. as principal are being offered at varying prices related to prevailing market prices at the time of resale.
            First Chicago Capital Markets, Inc. purchased $10,000,000 of the Notes as principal at 99.40% of the principal amount.
        [ ] The Notes are being offered at a fixed initial public offering price of ____% of Principal Amount.

IF AS AGENT:
     The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

OTHER PROVISIONS:  N/A